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                                                                     EXHIBIT 5.1



December 8, 2000


NTN Communications, Inc.
The Campus
5966 La Place Court
Carlsbad, California 92008

               RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), filed by NTN Communications, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration of 3,246,460 shares of the Company's Common Stock, $.005 par value per share (the "Shares").

        We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Shares.

        It is our opinion that, subject to said proceedings being duly taken and completed by the Company prior to the issuance and sale of the Shares, upon the issuance and sale thereof in the manner specified in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Respectfully submitted,

                                               /s/ O'MELVENY & MYERS LLP